Exhibit (d)(6)

CONFIDENTIALITY AGREEMENT

July 25, 2020

Société des Produits Nestlé S.A.

Avenue Nestlé, 55

1800 Vevey

Switzerland

Attention: Claudio Kuoni

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Société des Produits Nestlé S.A. and its affiliates (“you”) of a possible negotiated strategic transaction (a “Possible Transaction”), with Aimmune Therapeutics, Inc. (“Company”), Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of Company and its subsidiaries. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The term “Representatives” shall include directors, officers, employees, attorneys, accountants, consultants and financial advisors, and, subject to compliance with Section 2 below, shall also include your potential sources of equity or debt financing (and their respective counsel).

1.    Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to Company and its subsidiaries or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows, projections (financial or other), future plans or prospects of Company and its subsidiaries (whether prepared by Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of Company to you or your Representatives, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (ii) was within your or your Representatives’ possession on a non-confidential basis prior to it being furnished to you by or on behalf of Company or any of its Representatives, or becomes available to you or your Representatives on a non-confidential basis from a source other than Company or any of its Representatives; provided, that you or your Representatives had no reasonable knowledge that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Company with respect to such information or (iii) is independently developed by you or your Representatives or employees without any reference to or use of any Evaluation Material. Notwithstanding anything herein to the contrary, the restrictions on use of Evaluation Material set forth herein shall not limit your use of any such Evaluation Materials to the extent contemplated by the Amended and Restated Strategic Collaboration Agreement, dated February 4, 2020, between you and Company.

2.    Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential by you and your Representatives and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction, who are provided with a copy of this letter agreement and agree to be bound by the terms hereof or who are otherwise bound by obligations of confidentiality consistent with this Agreement.

In addition, each party agrees that, except as otherwise permitted herein, without the prior written consent of the other party, neither it nor any of its Representatives will disclose to any other third party the existence of this Agreement, the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the foregoing, you further agree that, without the prior written consent of Company, you will not and your Representatives will not, directly or indirectly, consult with or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any source of equity or debt financing regarding a Possible Transaction. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity. You agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and to take all commercially reasonable measures to protect against prohibited or unauthorized disclosure or uses of the Evaluation Material, and will direct your Representatives to do the same. Each party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Discussion Information and to take all commercially reasonable measures to protect against prohibited or unauthorized disclosure or uses of the Discussion Information, and will direct its Representatives to do the same. Each party further agrees to accept responsibility for any breach of this letter agreement by itself or any of its Representatives.

You hereby acknowledge and agree that, without the prior written consent of Company, no person who is a potential source of equity or debt financing with respect to a Possible Transaction shall be considered your Representative for any purpose hereunder. You further agree that neither you nor any of your Representatives will, without the prior written consent of Company, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide you with financing or other potential sources of capital on an exclusive basis in connection with a Possible Transaction.

In the event that either party or any of its Representatives are requested or required (by applicable law, rule or requirement of any governmental or regulatory agency or body, or by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, deposition, civil investigative demand, regulatory or other similar process) to disclose any of the Evaluation Material or Discussion Information (such party, the “Disclosing Party”), the Disclosing Party shall provide the other party (the “Non-Disclosing Party”) with prompt written notice (to the extent reasonably practicable and legally permissible) of any such request or requirement so that the Non-Disclosing Party may in its sole discretion and expense seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Non-Disclosing Party, the Disclosing Party or any of its Representatives are nonetheless legally compelled or requested to disclose Evaluation Material or Discussion Information to any tribunal or would otherwise be liable for any penalty or violation of law (including securities laws), the Disclosing Party or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which counsel advises the Disclosing Party is legally required to be disclosed, provided that the Disclosing Party uses its reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Non-Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Evaluation Material and the Discussion Information by such tribunal; and provided further that, to the extent legally permissible, the Disclosing Party shall promptly notify the Non-Disclosing Party of (i) the Disclosing Party’s determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

Notwithstanding anything in this Agreement to the contrary, following the Termination Date (as defined in the Amended and Restated Standstill Agreement, dated February 4, 2020, by and between you and the Company), you and your affiliates shall not be prohibited by this Agreement from (i) taking any of the actions contemplated under Section 1 of the Standstill Agreement, including without limitation, acquiring or offering to acquire any class of voting securities issued by Company through a tender offer or otherwise, (ii) using the Evaluation Information obtained pursuant to this Agreement specifically for the purpose of taking any such action contemplated pursuant to Section 1 of the Standstill Agreement and (iii) disclosing, to the extent required by applicable law, in any tender offer documents filed or furnished with the Securities and Exchange Commission, any Evaluation Material received pursuant to this Agreement or Discussion Information.

3.    Return or Destruction of Evaluation Material. Upon the request of Company in its sole discretion and for any reason, you will, as directed by Company and to the extent legally permissible, promptly (and in any case within five business days of Company’s request) deliver, at your expense, to Company or destroy (at your option) all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of Company. In the event of such a decision or request, all other Evaluation Material shall be returned or destroyed and no copy thereof shall be retained, and, upon Company’s request, you shall provide Company with prompt (and in any case within five business days of Company’s request) e-mail confirmation of your compliance with this paragraph. It is understood that information in an intangible or electronic format containing Evaluation Material that cannot readily be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) need not be removed, erased or otherwise deleted but that such information will continue to be protected under this letter agreement and you and your Representatives shall continue to be bound by this letter agreement. In the event such computer or system back-ups are accessed, you will provided Company with prompt (and in any case within five business days) written notification describing the information accessed, the party that accessed the information and the purpose for which the information was accessed. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4.    No Representations or Warranties. You understand, acknowledge and agree that neither Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5.    [Reserved].

6.    Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives may contain material, non-public information regarding Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information from purchasing or selling securities of Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7.    No Agreement. Both parties hereto understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and Company unless and until a final definitive agreement has been executed and delivered, and each of you and Company hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction, except for the matters specifically agreed to herein, unless and until you and Company shall have entered into a final definitive agreement. Both parties hereto also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither you nor Company will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Both parties further acknowledge and agree that Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, and that either party may determine not to engage in discussions or negotiations and to terminate discussions and negotiations at any time, and that the Company may conduct, directly or through any of its Representatives, any process for any transaction involving Company or any of its subsidiaries, if and as Company in its sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person). Notwithstanding any other provision hereof, each party reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

8.    No Waiver of Rights. It is understood and agreed that no failure or delay by Company or you in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.    Remedies. It is understood and agreed that any breach of this letter agreement by the breaching party or any of its Representatives could cause irreparable harm to the non-breaching party, that money damages may not be an adequate remedy for any breach of this letter agreement by the breaching party or any of its Representatives and that the non-breaching party may be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the breaching party of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party. Both parties hereto further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and the parties hereto agree to waive any requirements for the securing or posting of any bond in connection with any such equitable remedy. The breaching party also agrees to reimburse the non-breaching party for all costs incurred by Company in connection with the enforcement of this letter agreement (including, without limitation, reasonable legal fees in connection with any litigation, including any appeal therefrom), upon the determination in a final, nonappealable order by a court of competent jurisdiction that this letter agreement has been breached.

10.    Governing Law. This letter agreement is for the benefit of both parties hereto (and its subsidiaries and affiliates) and their respective Representatives, and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Both parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States District

Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and both parties agree not to commence any action, suit or proceeding relating thereto except in such courts). Both parties further agree that service of any process, summons, notice or document by U.S. registered mail (a) in the case of Company, to its address set forth above and (b) in the case of you, to the address of the the registered agent of Nestlé USA, Inc., shall, in each case, be effective service of process for any action, suit or proceeding brought against such party in any such court. Both parties hereto hereby irrevocably and unconditionally waive any objection which either party may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware and of the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

11.    Entire Agreement. This letter agreement contains the entire agreement between you and Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and Company regarding such subject matter.

12.    No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of the parties hereto, which consent shall specifically refer to the provision to be waived, modified or amended.

13.    Counterparts. This letter agreement may be signed by facsimile or electronic signature and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

14.    Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

15.    Company Inquiries. Neither you nor any of your Representatives will contact any third party with whom Company or any of its subsidiaries has a business or other relationship (including without limitation any employee, customer, supplier or creditor of Company or any of its subsidiaries) in connection with a Possible Transaction without Company’s prior written consent.

16.    Successors. This letter agreement shall inure to the benefit of, and be enforceable by the parties hereto and their successors and assigns.

17.    Third Party Beneficiaries. The parties agree that, except for the parties hereto and their respective controlled affiliates, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

18.     Term. This letter agreement will terminate upon the earlier of (a) three years from the date hereof, (b) the execution of a definitive agreement between you and Company that expressly by its terms supersedes this letter agreement, or (c) the consummation of a Possible Transaction; provided that termination shall have no impact on liability for any prior violations of this letter agreement and that the parties will continue to maintain the confidentiality of the Evaluation Material following termination.

[Signature Page Follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the undersigned.

Very truly yours, Aimmune Therapeutics, Inc.

By:	/s/ Douglas T. Sheehy
Name: Douglas T. Sheehy Title: General Counsel & Secretary

CONFIRMED AND AGREED as of the date written above:

Société des Produits Nestlé S.A.

By:	/s/ Claudio Kuoni
Name: Claudio Kuoni
Title: Vice President

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